AMENDMENT TO DEALER AGREEMENT

This Amendment to Dealer Agreement (this “Amendment”) is made and entered into as of February 20, 2019, by and among Merrill Lynch Alternative Investments LLC (“MLAI”), Blackstone Advisory Partners L.P. (the “Distributor”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Sub-Distribution Agent”). MLAI, the Distributor and the Sub-Distribution Agent are sometimes referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, the Distributor, MLAI (solely with respect to Section 8(c) thereunder) and the Sub-Distribution Agent have previously entered into that certain Dealer Agreement, dated as of July 14, 2014 (collectively, the “Existing Dealer Agreement”), pursuant to which the Distributor appointed the Sub-Distribution Agent as a non-exclusive sub-distribution agent to solicit investors to make investments in shares of Blackstone Real Estate Income Fund II, a Delaware statutory trust;

WHEREAS, pursuant to Section 8(c) of the Existing Dealer Agreement, MLAI agreed to indemnify the BX Indemnified Parties from certain Losses specified therein (the “MLAI Indemnification Obligations”);

WHEREAS, on September 17, 2018, the Sub-Distribution Agent, Merrill Lynch International, LLC (together with the Sub-Distribution Agent, the “Sellers”) and Institutional Capital Network, Inc. (“iCapital”) entered into that certain Securities Purchase Agreement, pursuant to which the Sellers agreed to sell to iCapital, and iCapital agreed to purchase from the Sellers, 100% of the outstanding ownership interests in MLAI (the “Transaction”, and the date on which the Transaction is consummated, the “Closing Date”);

WHEREAS, upon consummation of the Transaction, MLAI will no longer be an affiliate of the Sub-Distribution Agent, and the Sub-Distribution Agent wishes to assume from MLAI the MLAI Indemnification Obligations; and

WHEREAS, the Parties desire for this Amendment to, immediately upon consummation of the Transaction, amend the Existing Dealer Agreement, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and subject to and on the terms and conditions herein set forth, the Parties do hereby agree as follows:

1. Defined Terms. All capitalized terms used but not otherwise defined herein (including without limitation in the recitals above) shall have the respective meanings ascribed thereto in the Existing Dealer Agreement.

2. Assumption. Effective immediately upon and as of the Closing Date, the Sub-Distribution Agent agrees to assume the MLAI Indemnification Obligations of MLAI under the Existing Dealer Agreement, including, without limitation, MLAI Indemnification Obligations of MLAI under the Existing Dealer Agreement relating to or arising out of breaches listed in Section 8(c) of the Existing Dealer Agreement that occurred prior to the Closing Date.

3. Removal of MLAI as Party to Existing Dealer Agreement. Effective immediately upon and as of the Closing Date, MLAI shall no longer be a party to the Existing Dealer Agreement.

4. Amendments. This Amendment may be amended by the Parties hereto at any time by execution of an instrument in writing signed by each of the Parties hereto.

5. Effect of Amendment. This Amendment is expressly conditioned on, and shall not take effect unless and until, the consummation of the Transaction on the Closing Date. This Amendment shall for all purposes form a part of the Existing Dealer Agreement to the extent, and in the manner, amended hereby, and any reference to the Existing Dealer Agreement shall be deemed to be a reference to the Existing Dealer Agreement as amended hereby.

6. Governing Law. This Amendment and the rights and obligations of the Parties created hereby shall be governed by the laws of the State of New York, without regard to principles of conflicts of law, and the provisions of the 1940 Act. In the event of any conflict between the laws of New York and the provisions of the 1940 Act, the 1940 Act shall control.

7. Counterparts. This Amendment may be executed in counterparts, which may be transmitted electronically (in PDF format or otherwise), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when one or more of the counterparts have been signed by each of the Parties and delivered to the other Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:	/s/ Ninon Marapachi
Name: Ninon Marapachi
Title: Authorized Signatory

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Ninon Marapachi
Name: Ninon Marapachi
Title: Authorized Signatory

BLACKSTONE ADVISORY PARTNERS L.P.

By:	/s/ C.B. Richardson
Name: C.B. Richardson
Title: Managing Director